UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2005

MANATRON, INC.
(Exact name of registrant as
specified in its charter)

Commission File Number:  000-15264

Michigan (State or other jurisdiction of incorporation)	38-1983228 (IRS Employer Identification no.)

510 E. Milham Avenue Portage, Michigan (Address of principal executive offices)	49002 (Zip Code)

Registrant's telephone number,
including area code:  (269) 567-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Definitive Material Agreement.

          On July 11, 2005, the Board of Directors of Manatron, Inc. (the "Company") approved the Executive Officer bonus plan for fiscal year 2006 for the following Executive Officers:

Randall L. Peat	Chairman of the Board
Paul R. Sylvester	Chief Executive Officer & President
Mary Nestell Gephart	Vice President of Human Resources & Administration
Krista L. Inosencio	Vice President of Finance & Chief Financial Officer
G. William McKinzie	Chief Operating Officer
Early L. Stephens	Chief Technology & Marketing Officer
Marty A. Ulanski	Executive Vice President of Sales & Business Development

          For fiscal year 2006, the primary measure of corporate performance on which annual bonuses will be based is pre-tax income. Executive officers, including all named executive officers, are generally targeted to receive bonus compensation equal to 10% of their fiscal 2006 wages, exclusive of any bonuses, if the Company achieves $1.5 million in pre-tax income. An additional 1% of wages will be paid in bonuses to the executive officers for each additional $50,000 increment of pre-tax income. The maximum bonus that can be earned under this plan is 50% of wages. Pre-tax income is defined as net revenues less cost of revenues, selling, general and administrative expenses, plus other net income, which generally includes, interest income and expense, rental income and gains and losses on fixed asset disposals determined in accordance with Generally Accepted Accounting Principles. Pre-tax income excludes bonus expense related to this plan, but not other bonuses paid to non-executive officers, as well as any non-recurring gains and losses that the Company's independent auditors deem as such. Pre-tax income also excludes state and federal income taxes that the Company has historically and consistently recorded as such in its income statement. An executive officer must be employed at the time the bonuses are paid to be eligible for payment. Furthermore, if an executive officer is on a performance improvement plan at any time during fiscal 2006, the Company may use its discretion in paying all or a portion of the bonus to the respective individual.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2005	MANNATRON, INC. (Registrant)

	By:	/s/ Krista L. Inosencio
Krista L. Inosencio Chief Financial Officer